This announcement is not an offer to purchase or a solicitation of an offer to sell Series A Shares. The Offer is made solely by the Offer to Purchase and the related Letter of Transmittal and is not being made to (nor will tenders be accepted from or on behalf of) holders of Series A Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. In any jurisdiction in which the applicable laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Purchasers by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

                      NOTICE OF OFFER TO PURCHASE FOR CASH
                UP TO 10,678,792 SHARES OF SERIES A COMMON STOCK

                                       OF

                             THE PRESLEY COMPANIES

                                       AT
                              $0.655 NET PER SHARE
                                       BY
                                  WILLIAM LYON
                                      AND
                                WILLIAM H. LYON

      William Lyon and William H. Lyon (together, the "Purchasers") hereby offer to purchase up to an aggregate of 10,678,792 shares (subject to adjustment) of the outstanding Series A Common Stock, $0.01 par value per share (the "Series A Shares"), of The Presley Companies, a Delaware corporation (the "Company"), at a price of $0.655 per Series A Share, net to the tendering stockholder in cash, without interest thereon (the "Offer Price"), upon the terms and subject to the conditions set forth in the Offer to Purchase dated October 7, 1999 (the "Offer to Purchase") and in the related Letter of Transmittal (which, as extended or amended from time to time, together constitute the "Offer"). The Purchasers have commenced the Offer pursuant to the terms of the Purchase Agreement (as defined below) for the purpose of acquiring such number of Series A Shares as will enable the Purchasers and their respective affiliates to own up to 49.9% of the outstanding Common Stock of the Company and to enable the Acquisition and the Merger (as such terms are defined below) to be consummated.

      ----------------------------------------------------------------------
      THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON FRIDAY, NOVEMBER 5, 1999, UNLESS THE OFFER IS EXTENDED.
      ----------------------------------------------------------------------

      The Offer is being made pursuant to the Purchase Agreement and Escrow Instructions dated as of October 7, 1999 (the "Purchase Agreement"), by and among William Lyon Homes, Inc., a California corporation owned by the Purchasers ("WLHI"), the Purchasers, the Company and Presley Homes, a California corporation and a wholly owned subsidiary of the Company ("Presley Homes"). The Purchase Agreement provides for, among other things, the acquisition by Presley Homes of substantially all of the real estate and related assets of WLHI for the cash purchase price of $48,000,000 (subject to adjustment), together with the assumption of substantially all liabilities of WLHI (the "Acquisition"). The Purchase Agreement also contemplates that (a) the Company will be merged with and into Presley Merger Sub, Inc., a newly-formed Delaware corporation and a wholly owned subsidiary of the Company (the "Merger"), and (b) WLHI (or one of more of its affiliates) will consummate the purchase of up to 15,566,837 shares of the Company's Series B Common Stock, $0.01 par value per share (the "Series B Shares"), pursuant to separate Stock Purchase and Sale Agreements (the "Series B Stock Purchase Agreements") between WLHI and each of GS Credit Partners, L.P., ING (U.S.) Capital, LLC, and The Chase Manhattan Bank, as Trustee for First Plaza Group Trust (collectively, the "Series B Stockholders"). Each Series B Share is convertible into one Series A Share.

      A SPECIAL COMMITTEE OF INDEPENDENT MEMBERS OF THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY DETERMINED THAT THE PURCHASE AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY ARE FAIR TO AND IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS, AND IN FURTHERANCE OF THE TRANSACTIONS CONTEMPLATED BY THE PURCHASE AGREEMENT, HAS RECOMMENDED THAT HOLDERS OF SERIES A SHARES (OTHER THAN THE PURCHASERS AND THE SERIES B STOCKHOLDERS) ACCEPT THE OFFER AND TENDER THEIR SERIES A SHARES PURSUANT TO THE OFFER; PROVIDED, HOWEVER, THAT SUCH HOLDERS OF SERIES A SHARES ARE ADVISED TO CONSULT WITH THEIR FINANCIAL AND TAX ADVISORS PRIOR TO TENDERING THEIR SERIES A SHARES IN THE OFFER.

      THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (i) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION DATE (AS DEFINED BELOW)
OF THE OFFER AT LEAST 1,989,180 SERIES A SHARES, SUBJECT TO ADJUSTMENT AS DESCRIBED IN THE OFFER TO PURCHASE (THE "MINIMUM CONDITION"), (ii) WLHI (OR ONE OR MORE OF ITS AFFILIATES) CONTINUING TO HAVE, AS OF THE EXPIRATION DATE, THE LEGALLY ENFORCEABLE RIGHT TO PURCHASE SERIES B SHARES PURSUANT TO EACH OF THE SERIES B STOCK PURCHASE AGREEMENTS, (iii) THE CONSUMMATION OF THE ACQUISITION, AND (iv) APPROVAL OF THE MERGER BY HOLDERS OF A MAJORITY OF THE OUTSTANDING SERIES A SHARES AND SERIES B SHARES VOTING TOGETHER AS A SINGLE CLASS. THE OFFER IS ALSO CONDITIONED ON OTHER TERMS AND CONDITIONS CONTAINED IN THE OFFER TO PURCHASE. SEE SECTIONS 1 AND 14 OF THE OFFER TO PURCHASE.

     If any condition to the Offer is not satisfied as of the Expiration Date of the Offer, the Purchasers may, subject to the terms of the Purchase Agreement, (i) terminate the Offer and return all tendered Series A Shares to tendering stockholders, (ii) extend the Offer and, subject to withdrawal rights as set forth in Section 4 of the Offer to Purchase, retain all such tendered Series A Shares until the Expiration Date of the Offer as so extended, (iii) other than as described in Section 14 of the Offer to Purchase, waive such condition and, subject to any requirement to extend the period of time during which the Offer is open, purchase all Series A Shares validly tendered and not withdrawn as of the Expiration Date, or (iv) delay acceptance for payment of (whether or not Series A Shares have theretofore been accepted for payment), or payment for, any Series A Shares tendered and not withdrawn, subject to applicable law, until satisfaction or waiver of the conditions to the Offer. Notwithstanding the foregoing, upon consummation of the Acquisition in accordance with the terms of the Purchase Agreement all of the conditions to the offer shall be deemed to have been satisfied (other than the condition that there be no action, legislation, regulation, ruling or judgment instituted or pending which would make illegal or otherwise prohibit consummation of the Offer, the Merger or the purchase by WLHI of the Series B Shares as contemplated under the Purchase Agreement and the Series B Stock Purchase Agreements, or impose a limitation on the ability of the Purchasers to acquire, hold or vote shares of Common Stock of the Company, or require divestiture by the Purchasers or their respective affiliates of shares of Common Stock or divestiture by the Company of any material portion of its business or assets taken as a whole). In the Purchase Agreement, the Purchasers have agreed, subject to the conditions in Section 14 of the Offer to Purchase and their rights under the Offer, to accept for payment and pay for Series A Shares tendered pursuant to the Offer as soon as the Purchasers are legally permitted to do so under applicable law.

     The Purchasers have agreed that if, after receiving the advice of counsel, the Company determines that the consummation of the Offer and/or the purchases by WLHI (or one or more of its affiliates) of Series B Shares under the Series B Stock Purchase Agreements would result in an "ownership change" of the Company for federal tax purposes or other adverse tax consequences to the Company, the Purchasers will reduce the number of Series A Shares sought pursuant to the Offer (but not below the number of Series A Shares required to satisfy the Minimum Condition) to avoid such "ownership change" or other adverse federal tax consequence.

     The term Expiration Date means 12:00 midnight, New York City time, on Friday, November 5, 1999 (the "Initial Expiration Date"), unless and until the Purchasers, as provided below, shall have extended the period of time for which the Offer is open, in which event the term "Expiration Date" means the latest time and date at which the Offer as so extended by the Purchasers, shall expire. Pursuant to the Purchase Agreement, the Purchasers, subject to the terms and conditions of the Offer, have agreed to extend the period of time during which the Offer is open if, on the Initial Expiration Date, (i) the Minimum Condition shall not have been satisfied or waived by the Purchasers, or
(ii) the Acquisition shall not have been consummated or the stockholders of the Company shall not have approved the Merger due to delays in (a) obtaining necessary governmental or regulatory approvals of, or necessary third party consents to, either of the Acquisition or the Merger, or (b) obtaining the financing required to satisfy the conditions to the Acquisition, or (c) obtaining the release of WLHI from certain performance bonds, guarantees and other obligations as set forth in the Purchase Agreement. Under such circumstances, the Purchasers have agreed to extend the Expiration Date of the Offer from time to time and for such number of business days as may be necessary to allow for such conditions to be satisfied and for the closing of the Offer to be substantially coterminous with the closing of the Acquisition; provided, however, that in no event shall the Purchasers be obligated to extend the expiration of the Offer beyond November 30, 1999 (or thirty calendar days thereafter in the event that the closing of the Acquisition or the stockholder vote upon the Merger is delayed due to further delays in the process of obtaining necessary governmental or regulatory approvals). The Purchasers expressly reserve the right to decrease or waive the Minimum Condition and otherwise to amend the terms and conditions of the Offer; provided that, without the written consent of the Company, no amendment may be made which (1) decreases the Offer Price, (2) decreases the number of Series A Shares sought, or (3) amends the terms of the Offer in any manner adverse to the holders of Series A Shares.

     If the Purchasers extend the Offer, or if the Purchasers (whether before or after their acceptance for payment of Series A Shares) are delayed in their purchase of or payment for Series A Shares or are unable to pay for Series A Shares pursuant to the Offer for any reason, then, without prejudice to the Purchasers' rights under the Offer, the Depositary may retain tendered Series A Shares on behalf of the Purchasers, and such Series A Shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described in
Section 4 of the Offer to Purchase. The ability of the Purchasers to delay the payment for Series A Shares which the Purchasers have accepted for payment is, however, limited to Rule 14e-1(c) under the Exchange Act, which requires that a bidder pay the consideration offered or return the securities deposited by or on behalf of holders of securities promptly after the termination or withdrawal of the bidder's offer.

     For purposes of the Offer, the Purchasers will be deemed to have accepted for payment, and thereby purchased, Series A Shares validly tendered and not withdrawn as, if, and when the Purchasers give oral or written notice to ChaseMellon Shareholder Services, L.L.C. (the "Depositary"), of the Purchasers' acceptance of such Series A Shares for payment. Upon the terms and subject to the conditions of the Offer, payment for Series A Shares accepted for payment pursuant to the Offer will be made by deposit of the aggregate purchase price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from the Purchasers and transmitting payment to such tendering stockholders. In all cases, payment for Series A Shares purchased pursuant to the Offer will be made only after timely receipt by the Depositary of (i) the certificates evidencing such Series A Shares (the "Share Certificates"), or timely confirmation of a book-entry transfer (a "Book-Entry Confirmation") of such Series A Shares, if such procedure is available into the Depositary's account at The Depository Trust Company ("Book-Entry Transfer Facility") pursuant to the procedures set forth in Section 3 of the Offer to Purchase, (ii) the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message (as defined in the Offer to Purchase), and (iii) any other documents required by the Letter of Transmittal. UNDER NO CIRCUMSTANCES WILL INTEREST ON THE PURCHASE PRICE FOR SERIES A SHARES BE PAID, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

     If more than 10,678,792 Series A Shares have been validly tendered and not withdrawn as of the Expiration Date, the Purchasers will accept for payment and purchase Series A Shares from tendering stockholders on a pro rata basis, which calculation will be adjusted downward to avoid acceptance for payment of fractional shares. Proration for each stockholder tendering Series A Shares will be based on the ratio of the number of Series A Shares tendered by each stockholder to the total number of Series A Shares validly tendered and not properly withdrawn. Tendering stockholders may designate in the Letter of Transmittal the order in which their Series A Shares are to be purchased if proration is required. If the stockholder does not designate an order in the Letter of Transmittal, Series A Shares will be selected for purchase by the Depositary. In the event that proration is required, the Purchasers will announce the final results of proration as soon as practicable, but in no event later than five business days following the Expiration Date. The Purchasers will not pay for any Series A Shares tendered until after the final proration factor has been determined.

     Series A Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date, and, unless theretofore accepted for payment by the Purchasers pursuant to the Offer, may also be withdrawn at any time after December 5, 1999, or at such later time as may apply if the Offer is extended. For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of the Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Series A Shares to be withdrawn, the number of Series A Shares to be withdrawn and the name of the registered holder, if different from that of the person who tendered such Series A Shares. If Share Certificates evidencing Series A Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the release of such Share Certificates, the serial numbers shown on such Share Certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Series A Shares have been tendered for the account of an Eligible Institution. If Series A Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in Section 3 of the Offer to Purchase, any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Series A Shares.

     Any Series A Shares properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Series A Shares may be re-tendered at any time prior to the Expiration Date by following one of the procedures described in Section 3 of the Offer to Purchase.

     Any extension, amendment or termination of the Offer will be followed as promptly as practicable by public announcement thereof, the announcement in the case of an extension to be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date in accordance with the public announcement requirements of Rules 14d-4(c) and 14e-1(d) under the Exchange Act.

     The information required to be disclosed by paragraph 14d-6(e)(1)(vii) under the Securities Exchange Act of 1934, as amended, is contained in the Offer to Purchase and is incorporated herein by reference.

     The Company has provided to the Purchasers a list containing the names and addresses of the record holders of Series A Shares and lists of securities positions of Series A Shares held in stock depositories for the purpose of disseminating the Offer to stockholders of the Company. This Offer to Purchase and the related Letter of Transmittal and other relevant materials will be mailed to record holders of Series A Shares and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Series A Shares.

     THE OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER. IN ADDITION, RECORD HOLDERS OF SERIES A SHARES AS OF SEPTEMBER 15, 1999 WILL BE RECEIVING BY MAIL PROXY MATERIALS PREPARED BY THE COMPANY AND CONTAINING IMPORTANT FINANCIAL AND OTHER INFORMATION RELATING TO THE MERGER AND THE ACQUISITION. HOLDERS OF SERIES A SHARES SHOULD LIKEWISE REVIEW THESE PROXY MATERIALS CAREFULLY BEFORE MAKING ANY DECISION WITH RESPECT TO THE OFFER.

     Any questions or requests for assistance or for copies of the Offer to Purchase and the related Letter of Transmittal and other tender offer materials may be directed to the Information Agent as set forth below, and copies will be furnished promptly at the Purchasers' expense. No fees or commissions will be payable to brokers, dealers or other persons (other than the Information Agent and the Depository) for soliciting tenders of Series A Shares pursuant to the Offer.

                    THE INFORMATION AGENT FOR THE OFFER IS:

               [LOGO OF CHASEMELLON CONSULTING SERVICES, L.L.C.]

                    ChaseMellon Consulting Services, L.L.C.
                        450 West 33rd Street, 14th Floor
                            New York, New York 10001

                 Banks and Brokers, please call: (212) 273-8083
                   All others call toll-free: (888) 566-9474


October 7, 1999